Exhibit 99.1
For Immediate Release
PostRock Reports Third Quarter Results
OKLAHOMA CITY — November 9, 2011 — PostRock Energy Corporation (NASDAQ: PSTR) today announced results for the third quarter of 2011. Oil and gas revenues totaled $20.5 million, a 4.4% decrease from the prior-year quarter. Lower revenue was the result of lower natural gas production and prices. Excluding asset sales, production fell 3.6% to an average of 51.4 Mmcfe per day. Gathering revenue decreased 3.8% to $1.4 million due to lower volumes. The Company expects gathering revenue to decrease substantially following resolution of its Kansas royalty owner litigation. Pipeline revenue rose 4.1% to $2.5 million on increased volumes. Realized hedging gains in the quarter totaled $7.3 million, a 6.4% increase from the prior-year period.
     Production costs, including lease operating expenses (“LOE”) and production taxes, totaled $11.8 million. The Company spent $196,000 less on LOE than in the prior year period and expects additional reductions in coming quarters. Production taxes increased $1.1 million as ad valorem taxes in the prior- year quarter were revised to reflect lower reserve values assessed by taxing authorities. Production costs, excluding production taxes, totaled $2.13 per Mcfe, compared to $2.07 in the prior-year. Pipeline operating expense totaled $1.1 million, a 20.9% decrease from the prior-year quarter, primarily due to a reduction in capacity expense. General and administrative expenses totaled $4.2 million, an 8.6% decrease from the prior-year period. The decrease resulted from lower legal and Board fees, partially offset by a one-time charge of $757,000 related to the closure of the Company’s Houston office.
     In September, PostRock reached an agreement in principle, subject only to court approval, to settle its Kansas royalty owner litigation. The litigation reserve was increased by $2 million to $7 million to reflect the terms of the preliminary settlement. The reserve represents the present value of a $3 million cash payment expected to be made in January 2012 and $4.5 million one year thereafter. The Kansas royalty litigation represents the last material liability remaining from PostRock’s predecessors.
     Several significant changes to the balance sheet occurred since year-end 2010. Inventory decreased $1.7 million as a result of company initiatives to improve efficiency. Further reductions in inventory are expected by year end. Other current assets increased primarily as a result of the $3.6 million Appalachian asset sale escrow account moving from the other non-current assets account. Accounts payable decreased $2.7 million due to reduced capital and operating expenses. Accrued expenses increased $6 million primarily related to the Appalachian asset sale escrow account. Other non-current liabilities are mostly comprised of the $4 million portion of the Kansas royalty owner litigation reserve expected to be paid in 2013 and the Houston office closure liability.
     PostRock holds natural gas hedges covering 37 Mmcf a day for the fourth quarter of 2011 at an average price of $6.51 per Mcf. Hedges covering 30.1 Mmcf a day in 2012 and 24.7 Mmcf a day in 2013 at an average price of $6.56 and $6.58 per Mcf, respectively, are also held. The fair value of these hedges at September 30, 2011, totaled $54.3 million. This value changes daily based on oil and gas price fluctuations and the monthly roll off of hedges.

	Remainder of
	2011		2012		2013
	Price	Volume	Price	Volume	Price	Volume
	(Mmbtu)	(Mmbtu)	(Mmbtu)	(Mmbtu)	(Mmbtu)	(Mmbtu)

Southern Star Gas Swaps	$6.53	1,256,241	$6.72	2,000,004	—	—
NYMEX Gas Swaps	$7.19	2,155,068	$7.22	9,000,000	$7.28	9,000,003
Southern Star Basis Swaps	($0.70)	2,155,068	($0.70)	9,000,000	($0.71)	9,000,003

	(Bbl)	(Bbls)	(Bbl)	(Bbls)	(Bbl)	(Bbls)

NYMEX Oil Swaps	$85.90	12,000	$87.90	42,000	—	—
Debt and Liquidity
     At September 30, 2011, PostRock had $196 million of debt, consisting of $190 million of Borrowing Base loans and $6 million of pipeline debt. The pipeline loan is being paid off in equal monthly installments through March 2012. Debt increased $4 million during the quarter as pipeline debt was reduced $3 million and an additional $7 million was drawn on the Borrowing Base Facility to fund the investment in Constellation Energy Partners (“CEP”) and the settlement of the Oklahoma royalty owner litigation. Including $1.6 million of outstanding letters of credit and $58,000 of cash, available liquidity approximated $8.4 million. As of November 8, 2011, available liquidity had increased to approximately $10.5 million.
     PostRock elected to pay-in-kind the quarterly dividend to White Deer which increased the liquidation value of PostRock’s Series A Preferred Stock by $2.0 million to $67.7 million. This resulted in White Deer receiving 636,335 additional warrants with a strike price of $3.10. This raised White Deer’s overall holdings to 20.8 million warrants that are exercisable at a weighted average price of $3.25.

	December 31,	September 30,
	2010	2011
	(in thousands)
Cash and equivalents	$730	$58

Long-term debt (including current maturities)
Borrowing base facility	$187,000	$190,000
Secured pipeline loan	13,500	6,000
QER loan	19,721	—

Total	$220,221	$196,000

Redeemable preferred stock	$50,622	$55,092
Stockholders’ equity (deficit)	(12,792)	24

Total capitalization	$258,051	$251,116

Capital Expenditures
     During the first three quarters of the year, capital expenditures totaled $24.5 million, a $1.7 million decrease from the prior-year period. Capital expenditures included $20.6 million spent on development, $2.5 million on equipment and maintenance, $840,000 on land and $642,000 on the interstate pipeline.

Management Comment
     Terry Carter, PostRock’s President and Chief Executive Officer said, “We made additional progress on our strategic plan in the third quarter. We are focused on reducing our ongoing costs of operation: G&A, pipeline expense and lease operating expense. In total, these costs declined 4% from the second quarter of 2011. At the same time, we are determining ways to improve individual well performance on both existing producing wells and newly drilled wells in this challenging gas price environment.”
     “We reached an agreement resolving our Kansas royalty owner litigation and structured the payments to reduce the near-term liquidity impact. When the settlement is finalized, no material disputes from our predecessor entities will remain. We hope to use our acquisition of a 14.9% voting interest in CEP to improve efficiency in the Cherokee Basin. Specifically, we asked CEP to exchange operating, production and reserve data with the idea of exploring the possibility of joint ventures, sales, exchanges or other commercial arrangements. To date, they have refused to share such information unless we agree to be prohibited from making any disclosures to their or our shareholders regarding “the existence and substance of discussions or negotiations related to” any proposed transaction. As we have previously publicly announced our intention to pursue such a transaction, CEP’s condition of non-disclosure is not something that we are willing to accept.”
     “Through September, we had drilled and connected 83 new development wells, completed 10 wells drilled in prior periods, recompleted or connected 83 wells and returned 53 wells to production in the Cherokee Basin. Aggregate production from the wells is meeting expectations. Given the decline in gas prices, and the even greater need to better understand results, we have kept our drilling activity below budgeted levels. Year-to-date drilling and development expenditures are 42% below budget. We plan to drill, complete and connect approximately 15 wells in the fourth quarter.”
     “Our interstate pipeline continues to benefit from cost reductions and increasing utilization. The segment’s gross margin improved 41% from the year ago period. We believe the pipeline may well have significant additional value due to its location in the emerging Mississippian play. We continue to explore different options to try and capitalize on this.”
     PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City.
Webcast and Conference Call
     PostRock will host its quarterly webcast and conference call tomorrow, Thursday, November 10, 2011 at 10:00 a.m. Central Time. The live webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is 866-516-1003.
Forward-Looking Statements
     Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform

Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contacts
Jack Collins	North Whipple
Chief Financial Officer	Manager, Corporate Development & Investor Relations
(405) 702-7460	(405) 702-7423

Reconciliation of Non-GAAP Financial Measures
     The following table represents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA, as defined, for the period presented.

	Three Months Ended September 30,
	2010	2011
Net income (loss) attributable to controlling interest	$28,189	$7,007
Adjusted for:
Net income (loss) attributable to non-controlling interest	—	—
Income taxes	—	—
Interest expense, net	8,602	2,611
Depreciation, depletion and amortization	4,874	6,755

EBITDA	$41,665	$16,373

Other (income) expense, net	(58)	(23)
(Gain) from troubled debt restructuring	—	—
Unrealized (gain) loss from derivative financial instruments	(25,445)	(4,689)
Recovery of misappropriated funds	(997)	—
Stock based compensation	353	(156)
(Gain) loss on disposal of assets	(9)	(28)
Impairment	—	—
Office closure costs	—	757
Loss from investment in affiliate	—	859

Adjusted EBITDA	$15,509	$13,093

     Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2010	2011
Revenues
Oil and gas sales	$21,484	$20,543
Gathering	1,437	1,383
Pipeline	2,402	2,501

Total	25,323	24,427
Costs and expenses
Production expense	10,904	11,845
Pipeline expense	1,431	1,132
General and administrative	4,638	4,241
Litigation reserve	20	1,981
Depreciation, depletion and amortization	4,874	6,755
(Gain) loss on sale of assets	(9)	(28)
Recovery of misappropriated funds	(997)	—

Total	20,861	25,926

Operating income (loss)	4,462	(1,499)

Other income (expense)
Gain from derivative financial instruments	32,271	11,953
Loss from investment in affiliate	—	(859)
Gain on forgiveness of debt	—	—
Other income (expense), net	58	23
Interest expense, net	(8,602)	(2,611)

Total	23,727	8,506

Income before income taxes	28,189	7,007
Income taxes	—	—

Net income	28,189	7,007
Net income attributable to non-controlling interest	—	—
Net income attributable to controlling interest	28,189	7,007
Preferred dividends	(180)	(1,973)
Accretion of redeemable preferred stock	(29)	(406)

Net income available to common stock	$27,980	$4,628

Net income per common share
Basic	$3.47	$0.51

Diluted	$3.21	$0.29

Weighted average common shares outstanding
Basic	8,063	9,009

Diluted	8,719	16,009

POSTROCK ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2010	2011
		(Unaudited)
ASSETS
Current assets
Cash and equivalents	$730	$58
Accounts receivable — trade, net	11,845	10,727
Other receivables	1,153	777
Inventory	6,161	4,499
Other current assets	2,799	7,526
Derivative financial instruments	31,588	35,366

Total	54,276	58,953
Oil and gas properties, full cost, net	116,488	121,973
Pipeline assets, net	61,148	59,511
Other property and equipment, net	15,964	15,109
Investment in affiliate	—	10,673
Other noncurrent assets, net	9,303	4,486
Derivative financial instruments	39,633	29,229

Total assets	$296,812	$299,934

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$7,030	$4,319
Revenue payable	5,898	5,359
Accrued expenses and other current liabilities	7,190	13,150
Litigation reserve	1,020	3,070
Current portion of long-term debt	10,500	6,000
Derivative financial instruments	3,792	4,737

Total	35,430	36,635
Derivative financial instruments	6,681	5,581
Long-term debt	209,721	190,000
Asset retirement obligations	7,150	7,726
Other noncurrent liabilities	—	4,876

Total liabilities	258,982	244,818

Commitments and contingencies	—	—
Series A cumulative redeemable preferred stock	50,622	55,092

Stockholders’ equity
Preferred stock	2	2
Common stock	82	95
Additional paid-in capital	377,538	379,664
Accumulated deficit	(390,414)	(379,737)

Total equity (deficit)	(12,792)	24

Total liabilities and equity	$296,812	$299,934

POSTROCK ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	(Predecessors)
	January 1, 2010 to	March 6, 2010 to	Nine Months Ended
	March 5,	September 30,	September 30,
	2010	2010	2011
Cash flows from operating activities
Net income	$21,736	$35,612	$10,677
Adjustments to reconcile net income to cash provided by operations
Depreciation, depletion and amortization	4,164	10,882	20,482
Stock-based compensation	808	987	1,184
Amortization of deferred loan costs	2,094	5,339	1,278
Change in fair value of derivative financial instruments	(21,573)	(32,804)	6,471
Litigation reserve	—	—	6,031
Loss (gain) on disposal of property and equipment	—	131	(12,385)
(Gain) on forgiveness of debt	—	—	(1,647)
Loss from investment in affiliate			859
Other non-cash changes to net income	—	111	562
Change in assets and liabilities
Receivables	777	5,021	1,494
Payables	743	1,312	(2,806)
Other	468	(506)	(2,725)

Cash flows from operating activities	9,217	26,085	29,475

Cash flows from investing activities
Restricted cash	(1)	331	28
Proceeds from sale of equity securities	—	—	1,634
Investment in affiliate	—	—	(6,864)
Proceeds from sale of oil and gas properties	—	110	10,706
Equipment, development, leasehold and pipeline	(2,282)	(20,588)	(23,398)

Cash flows from investing activities	(2,283)	(20,147)	(17,894)

Cash flows from financing activities
Proceeds from issuance of preferred stock and warrants	—	60,000	—
Proceeds from debt	900	2,100	3,000
Repayments of debt	(41)	(88,976)	(15,319)
Proceeds from stock option exercise	—	—	66
Refinancing and equity offering costs	—	(6,477)	—

Cash flows from financing activities	859	(33,353)	(12,253)

Net increase (decrease) in cash	7,793	(27,415)	(672)
Cash and equivalents-beginning of period	20,884	28,677	730

Cash and equivalents-end of period	$28,677	$1,262	$58